Employment Offer – Jackson
April 16, 2018

Exhibit 10.1

April 16, 2018
By Email

Tracy D. Jackson

Re:    Employment Offer
Dear Ms. Jackson:
We are pleased to offer you the position of Executive Vice President and Chief Financial Officer with CVR Energy, Inc. (the “Company”) at a bi-weekly salary of $16,731.00 (annualized at $435,006.00), subject to deductions as required by law. Your position is an exempt position that requires a significant level of responsibility, discretion, and independent judgment. As a result, it carries no additional compensation for overtime worked. In this position, you will report to Dave Lamp, President & Chief Executive Officer. We have selected a tentative start date of April 30, 2018. This letter sets forth some of the additional terms of your employment with the Company.
You will be eligible to participate in our medical, dental, vision, life insurance, matching 401(k), and paid time off (“PTO”) plans, subject to and in accordance with our plan requirements, which may change from time to time. You will be eligible to enroll in our health and welfare plans on the first day of the month following your first 30 days of employment. The Company reserves the right to add, change, or terminate benefits at any time including, but not limited to, those set forth above.
You will receive 40 hours of PTO on your start date. Your PTO accrual rate will be 6.15 hours per pay period, and you will begin to accrue PTO on your start date. Your PTO accrual rate will increase as years of service increase, and unused PTO balances of up to 240 hours may be carried over from year to year, subject to and in accordance with our PTO policy, which may change from time to time.
You will be eligible to participate in our annual bonus plan, subject to the guidelines of the plan and any changes to the same, with an annual target bonus of 120% of your base salary. There is no guarantee of payout under the bonus plan.

Employment Offer – Jackson
April 16, 2018

Upon your start date, you will be awarded Incentive Units, which include Distribution Equivalent Rights, with an approximate target value of $522,000, subject to the terms of an Incentive Unit Agreement, which will be delivered to you after your start date.  Going forward you will also be eligible to participate in the annual long term Incentive Unit awards issued to employees of the Company.
As a condition of your initial and continued employment with the Company, you agree that during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, managers, and employees. However, neither the foregoing nor anything else in this letter shall prohibit you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures provided, however, that any such reports or disclosures are made in a manner that limits, to the extent possible, disclosure of confidential or proprietary information of the Company.
This employment offer is subject to, and contingent upon, your successful completion of our post-offer, pre-employment screening requirements, including a background check and drug and alcohol test. A Company representative will contact you shortly regarding these processes.
Your employment will be “at will,” meaning that your employment is for no specific duration and either you or the Company are free to end your employment at any time, for any reason. Nothing contained in this letter shall limit or otherwise alter the foregoing. Your employment will be subject to other Company policies, procedures, directives, terms, and conditions that may be established or modified by the Company from time to time.
After the satisfactory completion of all of the conditions set forth in this letter, the Company will pay you a one-time relocation sign-on bonus of $75,000, subject to deductions as required by law. This amount will be issued to you with the first paycheck after your start date. If you voluntarily terminate your employment or are terminated for misconduct or violation of Company policy within one year of your start date, you agree to pay back 100% of this bonus within 10 days of your date of termination. Further, in the event you must pay back this bonus, you authorize the Company, subject to applicable law, to withhold wages and other amounts payable to you at the time of your last paycheck to help satisfy this obligation.
To confirm your acceptance of this offer, please sign this letter and return it to me as soon as possible. Upon acceptance, please contact me to establish a mutually agreeable start date.

Employment Offer – Jackson
April 16, 2018

If you have any questions, please feel free to contact me. We look forward to you joining our team.
Sincerely,
/s/ Alicia Skalnik

Alicia Skalnik, SPHR
Vice President of Human Resources

Acknowledged and Agreed:

/s/ Tracy D. Jackson
Tracy D. Jackson